Exhibit 23.1

Tel: 312-856-9100	330 North Wabash, Suite 3200
Fax: 312-856-1379	Chicago, IL 60611
www.bdo.com

Consent of Independent Registered Public Accounting Firm

CECO Environmental Corp. and Subsidiaries

Cincinnati, Ohio

We hereby consent to the incorporation by reference in this Registration Statement Form S-8, of our report dated March 14, 2017, relating to the consolidated financial statements and the effectiveness of CECO Environmental Corp. and Subsidiaries’ internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

/s/ BDO USA, LLP

BDO USA, LLP

Chicago, Illinois

May 16, 2017

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.